UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): March 26, 2014

SONOCO PRODUCTS COMPANY

Commission File No. 001-11261

Incorporated under the laws	I.R.S. Employer Identification
of South Carolina	No. 57-0248420
1 N. Second St.
Hartsville, South Carolina 29550
Telephone: 843/383-7000

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[ ]	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ]	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ]	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ]	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Section 8 - Other Events
Item 8.01    Other Events.

Proposed Settlement of Certain Claims related to the Lower Fox River and Green Bay Site

On March 26, 2014, the United States and the State of Wisconsin lodged a notice and a proposed consent decree with the United States District Court for the Eastern District of Wisconsin (the “District Court”) which would settle certain federal, state and tribal claims against U.S. Paper Mills Corp., a wholly-owned subsidiary of the Registrant, and five other parties in litigation filed by the United States and the State of Wisconsin related to the Lower Fox River and Green Bay Site. Finalization of the proposed consent decree (settlement) is subject to a number of contingencies including approval by the District Court, and will not be effective unless and until it has been approved by the District Court.

The proposed consent decree would settle the subject claims for a total of $54.1 million. U.S. Paper Mills’ portion of the settlement is $14.7 million. The proposed settlement could be withdrawn by the United States if comments received in conjunction with a mandatory 30-day public comment period disclose facts or considerations that indicate that the settlement is improper, inappropriate, inadequate, or not in the public interest. If consent is not withdrawn following the comment period, the United States will request the District Court’s approval and entry of the consent decree.

If this request occurs before a decision is reached by the United States Court of Appeals for the Seventh Circuit (the “Court of Appeals”) with respect to pending appeals on certain related orders, then the United States will further seek an indicative ruling on the request from the District Court and an appropriate remand by the Court of Appeals to ensure the District Court possesses clear authority to approve and enter the consent decree.

As a result of the above required actions, the timing and eventual outcome of the proposed settlement, as well as the financial statement impact to the Registrant, are uncertain.

The proposed notice and consent decree were filed in United States of America and the State of Wisconsin, Plaintiffs, v.  NCR Corporation, et al, Defendants, Case 1:10-cv-00910-WCG, DKT 924 and 924-1.

Information about the status of, and developments in, this litigation has previously been disclosed under Part I, Item 3. Legal Proceedings, and Part II, Item 1. Legal Proceedings, in the Registrant’s Forms 10-K and 10-Q, respectively, most recently in the Form 10-K for the year ended December 31, 2013.

SIGNATURE
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

SONOCO PRODUCTS COMPANY

Date: March 28, 2014	By:	/s/ Barry L. Saunders
Barry L. Saunders
Vice President and Chief Financial Officer

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